CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds II and to the use of our report dated August 21, 2015 on the financial statements and financial highlights of Acuitas International Small Cap Fund and Acuitas US Microcap Fund, each a series of shares of beneficial interest in the Forum Funds II.  Such financial statements and financial highlights appear in the June 30, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 23, 2015